UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2006

Ortec International, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 740-6999

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 14, 2006, we completed our acquisition of Hapto Biotech, Inc. (Hapto) (a development stage company). The acquisition was effected by merging Hapto into our newly organized subsidiary, ORTN Acquisition Corp., and changing its name to Hapto Biotech, Inc., effective upon the merger. Hapto has developed two fibrin derived platform technologies: Fibrin Micro Beads and Haptides™. As consideration for our acquisition of Hapto we issued 30,860,000 shares of our common stock and warrants to purchase an additional 3,000,000 shares of our common stock at $0.30 per share, to Hapto’s shareholders. Based on the market price of our common stock on April 14, 2006, and valuing the warrants using the Black Scholes formula, the value of the shares and warrants we issued to Hapto’s shareholders is approximately $10,100,000. The purchase price will be allocated to in-process research and development costs, and accordingly, expensed immediately. See attached press release.

Pursuant to the requirements of the merger agreement, the Hapto shareholders and our executive officers agreed that for two years they will vote the shares of our common stock owned by them to elect Steven Katz and Ron Lipstein and two designees of the Hapto shareholders as our directors. Steven Katz and Ron Lipstein are our chairman and chief executive officer, respectively. The designees of the Hapto shareholders are initially Andreas Vogler, a Hapto shareholder, and Rafael Hofstein, an officer of HBL Hadasit Bioholdings Limited, another Hapto shareholder.

As we previously reported in 2004 we entered into a joint venture agreement with Hapto for the joint development of some of our and Hapto’s wound healing technologies.

Item 3.02 Unregistered Sales of Equity Securities

(a.)

As noted above effective April 14, 2006, we issued 30,860,000 shares of our common stock and three-year warrants to purchase an additional 3,000,000 shares of our common stock, as consideration for our acquisition (by merger into our wholly owned subsidiary) of Hapto Biotech, Inc

(c.)	As a result of such merger we acquired two fibrin derived platform technologies developed by Hapto primarily to be used for healing wounds.

(d.)

Since all twelve Hapto shareholders were required to acquire all of our shares and warrants we issued in this transaction for investment only, and since they agreed not to sell or otherwise dispose of such shares or warrants for a period of one year, the issuance of such shares and warrants is exempt from the registration requirement of the Securities Act of 1933, as amended (the “Act”); pursuant to the provisions of Section 4 (2) of the Act as a transaction by an issuer not involving any public offering and pursuant to the provisions of Regulation S since none of the Hapto shareholders are citizens or residents of the United States.

(e.)	The three-year warrants issued to the Hapto shareholders are exercisable at $0.30 per share. The warrants contain a cashless exercise provision.

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of business acquired:

We believe that due to the early stages of the development of Hapto’s technology, that the Hapto assets we acquired do not constitute a business. Therefore, we will not be filing any Hapto financial statements.

(c)	Exhibits.

Exhibit No.	Description
-----------	-----------

10.1	Form of Merger Agreement dated April 14, 2006 between Ortec International, Inc., Hapto Biotech, Inc. and shareholders of Hapto.

10.2

Form of Escrow Agreement dated April 14, 2006 between Ortec International, Inc. Hapto Biotech, Inc., Rafael Hofstein and certain shareholders and optionholders of Hapto, and Feder, Kaszovitz et al as Escrow Agent.

10.3	Form of Voting Agreement dated April 14, 2006 between Ortec International, Inc. Hapto Biotech, Inc. and certain individuals.

99.1	Press Release dated April 17, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ortec International, Inc. (Registrant)

Date: April 20, 2006	By:	/s/ Alan W Schoenbart
Chief Financial Officer

EXHIBIT INDEX

EX-10.1	10.1 Form of Merger Agreement dated April 14, 2006 between Ortec International, Inc., Hapto Biotech, Inc. and shareholders of Hapto.

EX-10.2

10.2 Form of Escrow Agreement dated April 14, 2006 between Ortec International, Inc. Hapto Biotech, Inc., Rafael Hofstein and certain shareholders and optionholders of Hapto, and Feder, Kaszovitz et al as Escrow Agent.

EX-10.3	10.3 Form of Voting Agreement dated April 14, 2006 between Ortec International, Inc. Hapto Biotech, Inc. and certain individuals.

EX-99.1	Press Release dated April 17, 2006.